Exhibit 99.1

Galectin Therapeutics to Present at

16th Annual BIO CEO & Investor Conference

Norcross, Ga. (February 5, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that the Company will present at the 16th Annual BIO CEO & Investor Conference, to be held February 10-11, 2014, at the Waldorf Astoria Hotel in New York City. The conference is hosted by the Biotechnology Industry Organization and is the largest independent investor conference focused on established and emerging publicly traded and select private biotech companies.

Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer of Galectin Therapeutics, will provide an overview of the Company’s business and recent and upcoming milestones during his live presentation.

WHAT: 16th Annual BIO CEO & Investor Conference

WHO: Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer of Galectin Therapeutics

WHEN: Monday, February 10, 2014 at 4 p.m. Eastern Standard Time

WHERE: The Waldorf Astoria, 4th Floor, Duke of Windsor conference room, New York, N.Y.

The presentation will be webcast live. To access the webcast, please visit http://www.veracast.com/webcasts/bio/ceoinvestor2014/64140293708.cfm. The webcast replay will be available for three months.

About Galectin Therapeutics

Galectin Therapeutics (Nasdaq:GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

CONTACT: Galectin Therapeutics Inc.

        Peter G. Traber, MD, 678-620-3186

        President, CEO, & CMO

        ir@galectintherapeutics.com